Exhibit 99.1
Press Release Dated May 8, 2012

NEWS RELEASE
May 8, 2012

Farmers Capital Bank Corporation Announces R. Terry Bennett as the Chairman of its Board of Directors upon the Retirement of Frank W. Sower, Jr.

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) announced that its Board of Directors elected R. Terry Bennett as its Chairman after its annual meeting of shareholders on May 8, 2012. Mr. Bennett succeeds Frank W. Sower, Jr., who retired from the Board effective with the end of his elected term. Mr. Sower had served as Chairman since 1998.

Mr. Bennett is an attorney in private practice in Hardin County, Kentucky. He has served as a director of First Citizens Bank, a subsidiary of the Company, since 1993, including serving as its Chairman since 2010. He is also the public liaison between Fort Knox, Kentucky and Hardin County for the Base Closure and Realignment Act.

The Company’s Board of Directors also elected J. Barry Banker as its Vice Chairman. Mr. Banker has served as a director of the Company since 1996. Mr. Banker is the manager of Stewart Home School, a boarding school in Frankfort, Kentucky for special needs individuals. He brings extensive financial, management, marketing, operational, and strategic planning experience to the Board.

The Company also announced that its shareholders elected the following three new directors to its Board:

Fred N. Parker. Mr. Parker is the President and CEO of Kentucky River Coal Company. He holds professional designations in both accounting and finance. He has served on the boards of Boys Scouts of America, Bluegrass Council; Foundation for Drug-Free Youth; and the University of Kentucky Mining Engineering Foundation.

David Y. Phelps. Mr. Phelps is the President and CEO of CreoSalus, a peptide science company. He is an innovator and holder of numerous patents, Mr. Phelps graduated from Georgia Institute of Technology and the Harvard Business School. He serves on the board of Speed Scientific School, the Louisville Research and Technology Development Forum, the Downtown Development Corporation of Louisville and KidsTech. Mr. Phelps was a recipient of the Ernst & Young Entrepreneur of the Year Award.

Charles Frederick Sutterlin. Mr. Sutterlin is the Managing Principal and General Counsel of PRG Investments. His background is in law, real estate, banking, and small business. He holds a Bachelor’s degree in Economics from Washington and Lee University and received his Juris Doctor from the University of Louisville School of Law. He is a member of the International Council of Shopping Centers, a member of the American, Kentucky and Louisville Bar Associations, a member of the National and Kentucky Association of Realtors, and a founding principal in the Pinnacle Capital Partners.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.